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                                   EXHIBIT 21

            Furon Company Significant and Certain Other Subsidiaries

                                January 31, 1998


                                           State or Other Jurisdiction of
Name of Subsidiary                         Incorporation or Organization
------------------                         -----------------------------

INDUSTRIAL PRODUCTS:

Bunnell Plastics, Inc.*                           New Jersey
CHR Industries, Inc.*                             Connecticut
Dixon Industries Corporation*                     Rhode Island
Fluorocarbon Components, Inc.*                    New York
Fluorocarbon Foreign Sales Corporation            Barbados
Furon B.V.                                        Netherlands
Furon Europe, S.A.                                Belgium
Furon Limited                                     England
Furon Seals N.V./S.A.                             Belgium
Furon S.A.                                        Belgium
Premier Python Products, Ltd.                     England
Premier Python Systems, Inc.                      Georgia
Sepco Corporation*                                California

MEDICAL DEVICE PRODUCTS:

Medex, Inc.                                       Ohio
Ashfield Medical Systems Limited                  United Kingdom
Medex Medical France SARL                         France
Medex Medical GmbH                                Germany
AS Medical GmbH                                   Germany
Medex Medical S.r.l.                              Italy
Medex Medical, Inc.                               Ohio
Medex Medical Limited                             United Kingdom
Medex Medical Instrumentation, Inc.               Ohio


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* A general business corporation with a wholly owned domestic subsidiary.